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                                                                    EXHIBIT 99.3

[SPSS LOGO]


FOR IMMEDIATE RELEASE:
Aug. 4, 2004

Contact:                   Edward Hamburg            Joe Pittman
                           SPSS Inc.                 Ashton Partners
                           Executive VP/CFO          Investor Relations
                           312.651.3000              (312) 553-6747
                                                     E-mail:  invest@spss.com



             SPSS INC. TO TRADE UNDER NASDAQ TICKER SPSS ON AUGUST 5

Chicago, Ill. -- August 4, 2004 -- SPSS Inc. (NASDAQ: SPSSE), a leading provider of predictive analytics technology and services, today announced that, following the company's filing on July 29, 2004 of its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004, it received notification from NASDAQ that the Company's common stock will continue to be listed on the NASDAQ National Market. Accordingly, NASDAQ will remove the fifth character "E" from the SPSS ticker symbol effective with the market opening on August 5, 2004.

The NASDAQ's decision is conditioned upon the Company's continued compliance with all of the standards for continued listing on the NASDAQ National Market, and specifically requires that SPSS timely file with the SEC and deliver to the NASDAQ periodic reports for all reporting periods ending on or before June 30, 2005.

ABOUT SPSS INC.

SPSS Inc. [NASDAQ: SPSS] is a global provider of predictive analytics technology and services. The company's predictive analytics technology connects data to effective action by drawing reliable conclusions about current conditions and future events. More than 250,000 commercial, academic, and public sector customers rely on SPSS technology to help increase revenue, reduce costs, improve processes, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For additional information, please visit www.spss.com.